Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT, dated as of October 21, 2005, (the ”Agreement”), by and between Pathmark Stores, Inc., a Delaware corporation (the ”Company”) and Eileen Scott (the ”Executive”).

WHEREAS, the Company and the Executive are parties to a certain Amended and Restated Employment Agreement, dated as of November 20, 2002 (the ”Employment Agreement”);

WHEREAS, the Company and the Executive have previously agreed to the Executive’s separation from and termination as an employee and an officer of the Company and each of its subsidiaries;

WHEREAS, except as otherwise set forth herein, the parties intend that this Agreement shall set forth the terms of the Executive’s separation and that this Agreement shall supersede all prior agreements between the parties regarding the subject matter contained herein, including the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

1.                                       Termination.  The Executive terminated employment with the Company, effective September 3, 2005 (the ”Employment End Date”), and terminated as Chief Executive Officer of the Company and from all other positions, offices and directorships with the Company and its subsidiaries and affiliates (collectively, the ”Company Group”), effective August 23, 2005 (the ”Termination Date”).  The Executive’s termination shall be treated as a “termination by the Company other than for Cause or Disability” within the meaning of the Employment Agreement.

2.                                       Severance Payments and Benefits.  In consideration of the covenants set forth herein and the waiver and release of claims set forth below, and provided that the Executive does not revoke this Agreement during the Revocation Period (as defined below), the Company shall provide the Executive with the following severance payments and benefits:

(a)                                  Severance Payments.  The Company shall pay the Executive the following severance payments (the ”Severance Payments”):

(i)                                     $310,500, to be paid in a lump sum on the six-month anniversary of the Employment End Date; and

(ii)                                  $11,942.31, to be paid on a weekly basis in accordance with the Company’s normal payroll practices, for the period following the six-month anniversary of the Employment End Date and ending on the twenty-four-month anniversary of the Employment End Date.

(b)                                 Supplemental Payment.  The Company shall pay the Executive a supplemental transition payment in the amount of $25,000 (the ”Supplemental Payment”) on the six-month anniversary of the Employment End Date.

(c)                                  Company Car.  Within 30 days following the execution of this Agreement, the Company shall cause to be transferred to the Executive the title to the company car provided for the Executive during her employment with the Company.

(d)                                 Treatment of Equity-Based Compensation.  The restricted stock unit previously awarded to the Executive under the 2000 Employee Equity Plan (together with the individual award agreements applicable to the Executive’s awards, the ”Equity Plan”), as listed on Schedule A hereto, shall be fully vested and shall be settled in accordance with the terms and provisions of the Equity Plan.  In addition, the stock options previously awarded to the Executive under the Equity Plan, as listed on Schedule A (the “Stock Options”), shall be fully vested and shall remain exercisable in accordance with the terms of the Equity Plan until the second anniversary thereof; provided that, in the event of any merger or consolidation of the Company or other transaction affecting the Company’s Common Stock, the Compensation Committee of the Company’s Board of Directors, in its sole discretion and without your consent, may provide for:

(i)                                     the continuation of the Stock Options by the Company (if the Company is the surviving corporation);

(ii)                                  the assumption of the Stock Options by the surviving corporation;

(iii)                               the substitution by the surviving corporation of stock option(s) with substantially the same terms for the outstanding Stock Options; or

(iv)                              the cancellation of the Stock Options upon payment to you of a per share amount in cash or cash equivalents equal to (A) the highest price paid for a share of the Company’s Common Stock in such merger, consolidation or other transaction, minus (B) the exercise price of the applicable Stock Option.

(e)                                  Continuation of Health Insurance.  The Company shall continue to provide the Executive and her dependents with health and dental insurance coverage, including coverage under any cafeteria and flexible spending account plan maintained by the Company to the extent permitted under the terms of such plan, to the extent that such coverage is provided to the Company’s executives until the earliest of (i) the second anniversary of the Employment End Date, (ii) the date on which the Executive becomes eligible to participate in another group health plan or (iii) the date on which Executive breaches any of her covenants or obligations under this Agreement.  The Executive agrees to promptly notify the Company in writing in the event that the Executive obtains coverage under another group health plan.  The Executive shall continue to be obligated to pay her share of premiums, deductibles and co-payments as in effect from time to time, if applicable, and such employee contributions shall be deducted from the severance payments provided for in Section 2(a) hereof, it being understood such employee contributions for the six-month period following the Employment End Date shall be deducted from the payment described in Section 2(a)(i) hereof.

(f)                                    Life and Disability Insurance.  The Company shall continue the Executive’s group life insurance and disability insurance coverage, and continue to pay the employer portion of the applicable premiums, until the earliest of (i) the second anniversary of the Employment End Date, (ii) the date on which the Executive becomes eligible for coverage under the benefit plans of a subsequent employer, (iii) the date on which Executive breaches any of her covenants or obligations under this Agreement or (iv) upon the effective date of written notice by the Executive to the Company that she wishes to terminate such coverage.

(g)                                 Pension/401(k) Plan.  The Executive’s participation in the Company’s Savings Plan, Pension Plan and Excess Benefit Plan and the Supplemental Retirement Agreement, dated March 1, 2000, and Amendment Number 1 to Supplemental Retirement Agreement, dated March 29, 2004, between the Company and the Executive (the ”Retirement Plans”) shall terminate on the Employment End Date.  The Executive’s rights and obligations under the Retirement Plans shall be governed by applicable law and the terms and conditions of the Retirement Plans, as the same may be amended as provided in Section 11(c) hereof.

(h)                                 Accrued Salary.  The Company has paid the Executive the full amount of the accrued but unpaid salary that she earned through the Employment End Date.

(i)                                     Accrued Vacation.  The Company has paid the Executive an amount of $35,826.93, representing all of the Executive’s accrued but unused vacation through the Employment End Date.

(j)                                     Legal Fees.  The Company shall reimburse the Executive in an amount not to exceed $10,000 for her reasonable legal fees incurred in connection with the review of this Agreement.

(k)                                  No Other Compensation or Benefits.  Except as otherwise specifically provided herein or as required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the ”Code”), or other applicable law, the Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of any member of the Company Group (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Employment End Date.

3.                                       Return of Property.  On or prior to the Employment End Date, the Executive surrendered to the Company all property of the Company Group in the Executive’s possession and all property made available to the Executive in connection with her employment by the Company, including, without limitation, any and all Company credit cards, keys, security access codes, records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by the Executive in connection with her employment.  The Executive shall delete all electronically stored information and documents relating to the Company kept or made by the Executive in connection with her employment that were stored on her personal computer and laptop.

4.                                       Cooperation.  From and after the date hereof, the Executive shall cooperate in all reasonable respects with the Company Group and their respective directors,

officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company Group, including any such action, proceeding, investigation or litigation in which the Executive is called to testify.

5.                                       Unfavorable Comments.

(a)                                  Public Comments by the Executive.  The Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically:  (i) any derogatory comment concerning the Company Group or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company Group.

(b)                                 Public Comments by the Company. The Company shall require its directors and executive officers and the individuals listed on Schedule B to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically:  (i) any derogatory comment concerning the Executive, or (ii) any other comment that could reasonably be expected to be detrimental to the Executive’s business or financial prospects or reputation.

6.                                       Noncompetition; Nonsolicitation; Confidentiality.

(a)                                  Noncompetition.  During the period commencing on the date hereof and ending on the second anniversary of the Employment End Date (the ”Restricted Period”), the Executive shall not, without the prior written consent of the Company’s Board of Directors, directly or indirectly, whether as owner, consultant, employee, partner, joint venturer, or agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise (except ownership of less than 1% of the number of shares outstanding of any securities which are publicly traded), compete in the States of New Jersey, New York, Delaware or Pennsylvania with the retail supermarket or drugstore business of the Company or any parent or subsidiary of the Company (such businesses are individually and as a group hereinafter referred to as the “Business”), provide services to, whether as an employee or consultant, own, manage, operate, control, participate in or be connected with (as a stockholder, partner, or any similar ownership interest) any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business, except for the aforementioned 1% ownership of publicly traded securities.  The parties acknowledge that (i) the manufacture, processing or distribution of products sold in the retail supermarket or drugstore business shall not, in and of itself constitute competition with the Business and (ii) this Section 6(a) shall not restrict the Executive’s service as a member of the Board of Directors of Dollar Tree Stores, Inc. (or her reappointment to such position) or her appointment or election as a member of the Board of Directors of any other entity that does not, directly or indirectly, compete with the Business as described above.

(b)                                 Nonsolicitation.  During the Restricted Period, the Executive shall not, without the prior written consent of the Company’s Board of Directors, directly or indirectly (i) solicit in competition with the Business any person, group or class of persons who at any time either during the Executive’s employment with the Company have any business relationship with the Business, the loss, diminution or moderation of which would likely be detrimental to the Business (it being understood that such solicitation shall not include the Executive’s utilization of any provider of services or products to the Business in any business in which she may be engaged or employed other than the Business); (ii) solicit or recruit, directly or indirectly, any employee or independent contractor of the Company for the purpose of being employed by the Executive, directly or indirectly, or by any competitor of the Company on behalf of which the Executive is acting as an agent, representative or employee; (iii) solicit, influence, or attempt to influence, for a purpose or in a manner that would likely be materially detrimental to the Business, any provider of services or products to the Business with respect to its relationship with the Business, including, without limitation, any person or entity which has been a provider of services or products to the Business during the Executive’s employment with the Company, or take any action detrimental to the existing or prospective relationships between the Business and any provider of services; or (iv) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 6(b) if such activity were carried out by the Executive, and, in particular, the Executive agrees that she will not, directly or indirectly, induce any employee of the Business to carry out any such activity.

(c)                                  Confidentiality.  The Executive recognizes that the services she performed for the Company are special, unique and extraordinary in that she has acquired confidential information and trade secrets concerning the operations of the Company Group the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate.  Accordingly, the Executive covenants and agrees with the Company that the Executive will not at any time, except with the prior written consent of the Company’s Board of Directors, directly or indirectly, disclose any secret or confidential information that the Executive learned by reason of her association with the Company.  The term “confidential information” includes, without limitation, information not previously disclosed to the public or to the trade by the Company’s management with respect to the Company or any of its parent’s or subsidiaries’ business plans, prospects and opportunities, the identity of any suppliers, proprietary information regarding customers, operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information.

7.                                       Exclusive Property.  The Executive confirms that all “confidential information” (as such term is used in the Employment Agreement)  is and shall remain the exclusive property of the Company Group.  All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group.  The Executive further confirms that, on or prior to the Termination Date, the Executive surrendered to the Company all copies and extracts of any written confidential information acquired or developed by the Executive during any such employment, shareholding or association, and that the Executive has not removed or taken from the premises of any member of the Company Group any written confidential information or any copies or extracts thereof.  Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 7.

8.                                       Certain Remedies.

(a)                                  Remedies.  Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 8(b) hereof, the Executive agrees that a breach of any of the covenants contained in this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for any such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to the Company Group, upon proofs satisfactory to the court, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)                                 Cessation of Payments.  In the event that the Executive (i) files any charge, claim, demand, action or arbitration with regard to the Executive’s employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein, or (ii) breaches or has breached any of the covenants or representations contained in this Agreement, the Company shall be entitled to cease making any payments due hereunder.

9.                                       Release.

(a)                                  General Release.  In consideration of the payments and benefits provided to the Executive under this Agreement and after consultation with counsel, the Executive, and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the ”Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company Group and each of its respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service, (ii) the Employment Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 9(a) shall not apply to (i) the obligations of the Company under this Agreement and (ii) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company.  The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive’s employment relationship or the Executive’s service as an employee, officer and director of the Company Group and the termination thereof.

(b)                                 Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with her termination to consult with an attorney of her choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of her choosing with respect thereto; (iii) the Executive is providing the release and discharge set forth in this Section 9(b) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (iv) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

(c)                                  No Assignment.  The Executive represents and warrants that she has not assigned any of the Claims being released under this Section 9.

(d)                                 Claims.  The Executive agrees that she has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents.

10.                                 Company Release.  The Company Group and each of its respective officers, employees, directors, shareholders and agents hereby irrevocably and unconditionally release the Executive from any and all Claims arising from or in connection with the Executive’s employment by the Company Group and/or separation therefrom and/or the post-separation period thereafter up to and including the date hereof; provided, however, that the release set forth in this Section 10 shall not apply to Claims arising from or in connection with material facts not known to the Company’s Board of Directors on the date hereof or to the obligations of Executive under this Agreement.

11.                                 Miscellaneous.

(a)                                  Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of the Executive’s employment and the termination thereof which the Executive may have had with the Company Group, but excluding the Retirement Plans and, with respect to the awards listed on Schedule A, the Equity Plan.  Except as set forth in Section 11(d) below, this Agreement may be amended only by a written document signed by the parties hereto.

(b)                                 Withholding Taxes.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes.

(c)                                  Section 409A.  If any provision of this Agreement contravenes Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, this Agreement shall be reformed to maintain to the maximum extent practicable the original intent of the provision without violating the requirements of Section 409A of the Code.  In addition, if the Company shall, with respect to any other employee of the Company, amend any nonqualified deferred compensation plan (as defined in Section 409A(d) of the Code) to comply with or to conform to the provisions of Section 409A of the Code, the Company shall similarly amend any comparable such plan with respect to the Executive.

(d)                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

(e)                                  Waiver.  The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

(f)                                    Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(g)                                 Notices.  Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Corporate Secretary, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008, telecopier: (732) 499-3460, with a copy to the General Counsel of the Company and to Kenneth J. Laverriere, Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, telecopier: (212) 848-7179, or to the Executive at her current address on the books and records of the Company, or to such other address as either party may furnish to the other in writing in accordance with this Section 11(h).  Notices of change of address shall be effective only upon receipt.

(h)                                 Descriptive Headings.  The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i)                                     Counterparts.  This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

(j)                                     Successors and Assigns.  Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon and enforceable by and against the Executive and the Company and their respective successors and assigns.

(k)                                  Arbitration.  Any dispute or controversy arising under this Agreement that cannot be mutually resolved by the Executive and the Company shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association in New Jersey before one arbitrator of exemplary qualifications and stature, having due regard to the subject matter of the dispute or controversy, who shall be selected jointly by the Executive and the Company, or, if agreement on the selection of the arbitrator cannot be reached, shall be selected by the American Arbitration Association; provided that any arbitrator selected by the American Arbitration Association shall not, without the consent of both the Executive and the Company, be affiliated with the Executive or the Executive’s affiliates or the Company or its affiliates.  Judgment may be entered on the arbitrator’s award in a New Jersey State Court.  The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.  Each party shall bear its own expenses incurred in any arbitration arising out of a dispute or controversy under this Agreement.  Notwithstanding any other provisions of this Section 11(l), in the event that any dispute or controversy arising with respect to the payments or benefits under Section 2 hereof is referred to arbitration by the Executive under this Section 11(l) to require the Company to provide such payments or benefits, and the arbitrator enters an award in favor of the Executive with respect thereto, the arbitrator shall also enter an award in favor of the Executive and against the Company of reasonable attorneys’ fees and costs.

12.                                 Revocation.  This Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Agreement (the ”Revocation Period”), and, accordingly, shall not become effective until the day following the last day of the Revocation Period.  In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation.  No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.  The Executive shall have a period of 21 days from the date hereof to consider this Agreement and to consult with an attorney with respect thereto.  If Executive does not sign this Agreement during such twenty-one-day period, then, upon expiration of such period, this Agreement shall be considered to have been withdrawn by the Company and shall be void and without effect.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above and the Executive has executed this Agreement as of the date set forth below (or, if the Executive does not include a date under the Executive’s signature line, the date set forth shall be the date this Agreement, signed by the Executive, is received by the Company).

PATHMARK STORES, INC.

By:	/s/ James L. Moody, Jr.
Name:	James L. Moody, Jr.
Title:	Chairman of the Board of Directors

THE EXECUTIVE HEREBY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT, THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF HER OWN FREE WILL.

ACCEPTED AND AGREED:

/s/ Eileen R. Scott
Eileen Scott

Date:	11/1/05